Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Michael J. Rockenbach Chief Financial Officer (714) 885-3695	Press Contact:	Robin Austin Director, Public Relations (714) 885-3462
Emulex Completes Acquisition of Aarohi Communications
Aarohi Further Differentiates and Expands Emulex’s Product Portfolio
and Provides the Company With a Foothold in the Storage Virtualization Market

     COSTA MESA, Calif., May 2, 2006 — Emulex Corporation (NYSE:ELX), the most trusted name in storage networking connectivity, announced today that it has completed the acquisition of Aarohi Communications. The terms of the acquisition include a transaction value of up to approximately $39 million in cash, contingent consideration, assumed debt and assumed Aarohi stock options, plus employee equity incentive compensation.
     With the completion of the acquisition, Emulex further differentiates and expands its product portfolio to serve the 10Gb/s data center networking and intelligent storage platforms market segments, which include storage virtualization. Emulex will leverage Aarohi’s strong engineering teams in San Jose, California as well as Bangalore, India, and anticipates the Bangalore site will become a primary center for research and development expansion over the next two to three years.
     “The acquisition of Aarohi greatly enhances Emulex’s presence as a leader in the storage industry and provides the company with a product portfolio to address two incremental market segments,” said Paul Folino, chairman and CEO of Emulex. “We believe Aarohi’s 10Gb/s data center networking and intelligent storage platforms, along with expertise in both Ethernet and Fibre Channel technologies, fully complement Emulex’s already diverse product portfolio and provide the foundation for continued success in the industry.”

About Emulex
     Emulex Corporation is the most trusted name in storage networking connectivity. The world’s leading server and storage providers rely on Emulex award-winning HBAs, embedded storage switching and I/O controller products to build reliable, scalable and high performance storage solutions. Emulex ranked number 19 in the Deloitte 2005 Technology Fast 50 and is listed on the New York Stock Exchange (NYSE:ELX). Corporate headquarters are located in Costa Mesa, California. News releases and other information about Emulex Corporation are available at http://www.emulex.com.
EMULEX We network storage
Emulex Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. These forward-looking statements include the estimate of total available market, the ability to leverage the Aarohi technology, plans for research and development in India, and anticipated customer benefits. The company wishes to caution readers that a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include the ability to realize the anticipated benefits on a timely basis or at all, and the company’s ability to integrate the technology, operations and personnel of Aarohi into its existing operations in a timely and efficient manner. Additional factors that could affect future results include the rapidly changing nature of technology, evolving industry standards and frequent introductions of new products and enhancements by competitors; fluctuation in the growth of Fibre Channel and IP markets; changes in economic conditions or changes in end-user demand for technology solutions; fluctuations or delays in customer orders; the highly competitive nature of the markets for Emulex’s products; Emulex’s ability to gain market acceptance for its products; the company’s ability to attract and retain skilled personnel; the company’s reliance on third-party suppliers. These and other factors which could cause actual results to differ materially from those in the forward-looking statements are also discussed in the company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 8-K, 10-K and 10-Q.
This news release refers to various products and companies by their trade names. In most, if not all, cases these designations are claimed as trademarks or registered trademarks by their respective companies.
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